Exhibit 99.1

AAON Announces Acquisition of BasX Solutions

TULSA, OK, December 13, 2021 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leader in innovation and production of premium quality, highly energy efficient HVAC products for nonresidential buildings, today announced it completed the acquisition of BasX, LLC, dba BasX Solutions (“BasX” or “BasX Solutions”) on December 10, 2021. The Company previously announced on November 18, 2021 that it had entered into a membership interest purchase agreement to acquire 100% of the equity interests of BasX, LLC.

The transaction was funded through a combination of cash, borrowings under its revolving credit facility and equity. The terms required an upfront payment of $100 million, of which almost all was funded via cash-on-hand. Additional payments, all of which would be in the form of equity, valued at up to an additional $80 million, are subject to earn-out milestones that extend through 2023. Finally, as a condition to closing, AAON signed a real estate purchase agreement with BasX Properties, LLC, an affiliate of BasX, to acquire the real property and improvements utilized by BasX for an additional $22 million, with such real estate transaction subject to customary closing conditions and adjustments. The Company expects this real estate transaction to close by the end of the first quarter of 2022.

BasX Solutions, headquartered in Redmond, Oregon, specializes in the design, engineering and manufacturing of custom, high performance cooling solutions for the rapidly growing hyperscale data center market. BasX also designs and manufactures custom solutions for cleanroom environments for the bio-pharmaceutical, semiconductor, medical and agriculture markets, as well as custom, energy efficient air handlers and modular solutions for a vast array of markets.

“This is a significant milestone in our Company’s history, and we are pleased to formally welcome the BasX Solutions family to AAON” commented Gary Fields, AAON’s President and Chief Executive Officer. “Strategically, this acquisition provides AAON with an immediate presence in the high-growth data center and cleanroom markets, both of which the Company has historically had minimal exposure. The growth and profitability fundamentals of these new markets are very compelling, and we are eager to leverage the BasX platform with our financial strength and manufacturing capacity to drive accelerated share gains. We also believe there are material cost synergies that will result from the combined entity. Overall, we believe the strategic and financial benefits resulting from this acquisition are compelling for our Company and all of our stakeholders.”

In 2021, BasX is expected to realize revenue of approximately $70 million and EBITDA margin in the mid-to-high double digits. The transaction is expected to be accretive to AAON’s organic revenue growth and earnings, excluding upfront acquisition-related costs and ongoing purchase accounting amortization expenses.

A slide presentation with additional details regarding the transaction was made available at the time the agreement to acquire BasX Solutions was announced, and can be found on AAON’s website at: https://www.aaon.com/Documents/Investors/2021/BasX_Acquisition_Presentation_Exhibit_211118.pdf.

About AAON

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com